Exhibit 12
                                                                      ----------

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                        Three Months Ended     Nine Months Ended
                                           September 30,         September 30,
                                        ----------------------------------------
                                         2007        2006        2007      2006
                                        -------     ------     --------  -------

Earnings (Loss) before income taxes,
 equity in earnings of associated
 companies and cumulative effect of
 accounting change                        70.6       41.2        217.7    153.0
Add:
      Amortization of capitalized
       interest                            0.4        0.6          1.6      1.7
      Distributed income of associated
       companies                             -          -          3.3      1.9
      Fixed charges                       12.3       16.5         38.3     49.9
Less:
      Capitalized interest                (0.2)      (0.5)        (1.4)    (1.2)
      Minority interest                   (0.3)      (0.2)        (0.5)    (0.6)
                                        -------     ------     --------  -------
Earnings as adjusted                      82.8       57.6        259.0    204.7

Fixed charges:

      Interest on indebtedness
       including amortized premiums,
       discounts and deferred
       financing costs                    11.0       15.3         34.4     46.3
      Portion of rents representative
       of the interest factor              1.3        1.2          3.9      3.6
                                        -------     ------     --------  -------
Fixed charges                             12.3       16.5         38.3     49.9
                                        -------     ------     --------  -------

Ratio of earnings to fixed charges         6.7        3.5          6.8      4.1
                                        -------     ------     --------  -------